EXHIBIT 4.5

HNI CORPORATION
MEMBERS' STOCK PURCHASE PLAN

Section 1.    PURPOSE.
The HNI Corporation Members' Stock Purchase Plan (the "Plan") is intended to advance the interests of HNI Corporation (the "Corporation") and its stockholders by strengthening the Corporation's ability to attract and retain members who have the training, experience and ability to enhance the profitability of the Corporation. It is also intended to align the interests of members with the interests of shareholders by rewarding members of the Corporation and its subsidiaries, upon whose judgment, initiative and effort the success of the Corporation largely depends. It is further intended that options issued pursuant to this Plan shall constitute options issued pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").
Section 2.    ADMINISTRATION.
The Plan shall be administered by a management committee consisting of not less than three members appointed by the Board of Directors (the "Committee"); provided that the Committee may fill any vacancy on the Committee on an interim basis until the Board of Directors takes action to fill such vacancy. The majority of the Committee shall constitute a quorum, and the acts of a majority of the members of the Committee present at any meeting at which a quorum is present, or actions unanimously approved in writing, shall be the acts of the Committee.
The interpretation and construction by the Committee of any provision of the Plan or of any option granted under it shall be final. The Committee may establish any policies or procedures which in the discretion of the Committee are relevant to the operation and administration of the Plan and may adopt rules for the administration of the Plan. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.
Section 3.    ELIGIBILITY.
Each Member (as defined below) of the Corporation or of any Subsidiary (as defined below) of the Corporation on any Entry Date (as defined below) shall be offered options under the Plan to purchase the Corporation's common stock, par value $1.00 per share ("Common Stock"). However, no Member shall be granted an option under the Plan if, immediately after the option was granted, such member would own stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Corporation or of any Subsidiary of the Corporation. For purposes of this paragraph, stock ownership of an individual shall be determined under the rules of Section 424(d) of the Code, and stock that the Member may purchase under outstanding options shall be treated as owned by the Member.

For purposes of the Plan, the term "Member" shall include a person employed as a common law employee on the payroll of the Corporation or any of its Subsidiaries, but does not include (a) a member whose customary employment is less than 20 hours per week or (b) a member whose customary employment is for not more than 5 months in any calendar year.
For purposes of the Plan, the term "Subsidiary" means any corporation designated by the Committee that is a wholly owned subsidiary either of the Corporation or of any wholly owned subsidiary of the Corporation. The term "Entry Date" means the first business day of each fiscal quarter of the Corporation during which this Plan is effective. The first Entry Date under this Plan will be the first business day of the first fiscal quarter beginning after the effective date of the Plan.
Section 4.    PARTICIPATION.
(a)    An eligible Member shall evidence his or her acceptance of the option by completing a written agreement (the "Subscription and Authorization Form") provided by the Committee and filing it as directed by the Committee at least ten days before the applicable Entry Date. Once a Member provides the Committee with the Subscription and Authorization Form, he or she shall continue to participate in the Plan for a full fiscal quarter or a series of full fiscal quarters until he or she withdraws from the Plan. A Member's withdrawal from the Plan is effective as soon as administratively practicable after the Member provides written notice to the Corporation. If a Member withdraws from the Plan prior to the end of an Offering Period, all payroll deductions shall cease and the payroll deductions credited to such Member’s account as of the date of withdrawal shall be used to purchase shares of Common Stock as of the next Exercise Date.
(b)    In the Subscription and Authorization Form, an eligible Member may elect that his or her compensation be reduced by a specified dollar amount, which will be used at the next Exercise Date to purchase shares of Common Stock at the option price determined pursuant to Section 6 below, subject to the limit described in Section 6(d) below.
For purposes of this Plan, the subscription shall apply only to regularly scheduled payroll cycles.
Section 5.    STOCK.
The stock subject to the options granted under the Plan shall be shares of authorized but unissued or reacquired Common Stock held as treasury shares. Subject to the provisions of Section 6(h), the aggregate number of shares that may be purchased under the Plan shall not exceed 800,000 shares of Common Stock. In the event that the number of shares subject to options to be granted pursuant to any offering under the Plan exceeds the number of shares available to be purchased under the Plan, the shares available to be purchased shall be allocated on a pro rata basis among the options to be granted.

Section 6.    TERMS AND CONDITIONS OF OPTIONS.
Options granted pursuant to the Plan shall be evidenced by a Subscription and Authorization Form in such form as the Committee shall from time to time approve, provided that all Members granted such options shall have the same rights and privileges (except as otherwise provided in subparagraphs (c) and (d) below), and provided further that such options shall comply with and be subject to the following terms and conditions:
(a)    Option Price. The option price shall be an amount equal to 85 percent of the Closing Price Per Share on the Exercise Date (as defined in Section 6(c) of the Plan). "Closing Price Per Share" means, as of any particular date, (i) the closing sale price of the Common Stock as reported on the New York Stock Exchange, or any other principal exchange on which shares of the Common Stock are then trading, if any, on the relevant date, or if there are no sales on such day, on the next preceding trading day during which a sale occurred, or (ii) if Section 6(a)(i) does not apply, the fair market value of the Common Stock as determined by the Committee. Subject to the foregoing, the Committee shall have full authority and discretion in fixing the option price.
(b)    Medium and Time of Payment. The option price shall be payable in full in United States dollars, pursuant to uniform policies and procedures established by the Committee, not later than the Exercise Date of such option. The funds required for such payment, in accordance with rules promulgated by the Committee, are derived by regular withholding from a Member's pay in approximately equal installments over the term of the option or such other period as may be approved by the Committee, subject to minimum payroll deductions of $5.00 for Members paid weekly and $10.00 for Members paid semimonthly or biweekly. No interest shall accrue on the Member funds held by the Corporation. A Member shall have the right to terminate the withholding from his pay of amounts to be paid toward the option price, or to increase the amount withheld (subject to Section 6(d)), or to decrease the amount so withheld, by submitting a written request to the Corporation at least ten days before the Entry Date of the next fiscal quarter. The change or termination will be effective on the Entry Date of the next fiscal quarter.
(c)    Term of Option. The date on which the Common Stock to which an option pertains is to be purchased by the optionee (the "Exercise Date") shall be the last business day of the fiscal quarter in which the Entry Date occurs. The option shall be deemed automatically exercised on the Exercise Date to the extent of payments received from the optionee. The period beginning on the Entry Date and ending on the Exercise Date shall be referred to as the “Offering Period.”
(d)    Accrual Limitation. No option shall permit the rights of an optionee to purchase stock under all "employee stock purchase plans" (as defined in Section 423(b) of the Code) of the Corporation to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the grant date of the option which is also the Exercise Date) for each calendar year in which the option is outstanding at any time. Thus, the maximum contributions to the plan cannot exceed $21,250 since the option price is equal to 85% of the Closing Price per share on the Exercise Date. For purposes of this Section 6(d), the following terms apply: (i) the right to purchase stock under an option accrues when the option (or any portion thereof) first becomes exercisable during the calendar year, (ii) the right to purchase stock under an option accrues at the rate provided in the option, and (iii) a right to purchase stock which has accrued under an option granted pursuant to the Plan may not be carried over to any other option.
(e)    Termination of Employment. If an optionee ceases to be employed by the Corporation or a Subsidiary, the total unused payments credited to his or her account will be used to purchase stock at the option price described in Section 6(a), and he or she will have no other rights or options under the Plan.
(f)    Leaves of Absence. For purposes of the Plan, a Member who commences a leave of absence during any fiscal quarter may continue to make payments only if the Member is receiving pay through the regular payroll system of the Corporation or a Subsidiary in an amount sufficient to cover the payments under this Plan. In that case, the payments shall be equal to the rate of payroll deduction made prior to the commencement of the leave and shall continue until the earlier of (i) the first Exercise Date following the commencement of such leave, or (ii) the Member's termination of employment with the Corporation and its Subsidiaries. If, during such fiscal quarter, the Member terminates employment during such leave as described in this Section, Section 6(e) shall apply with respect to such Member.
If, at any time during a leave of absence, a Member is not receiving pay from the Corporation or a Subsidiary in an amount sufficient to cover the payments under this Plan, the total unused payments credited to his or her account will be used to purchase stock at the option price described in Section 6(a), and he or she will have no other rights or options under the Plan. Notwithstanding the foregoing, if such former Member returns to active employment as a Member with the Corporation or any of its Subsidiaries from a leave of absence, the Member may resume participation under the Plan beginning with the Entry Date in the next fiscal quarter and provided the Member is an active employee of the Corporation or any of its Subsidiaries on the Entry Date.
(g)    Transferability. Neither payments credited to an optionee's account nor any rights to receive Common Stock under the Plan may be transferred by an optionee except by the laws of descent and distribution. Any such attempted transfer will be without effect, except that the Corporation may treat such act as an election by the optionee to withdraw from the Plan in accordance with Section 6(b). Each account will be subject to liens, attachments, and garnishments pursuant to judgments against the optionee in the same manner as wages earned by the optionee. Options may not be exercised during an optionee's lifetime except by the optionee or, in the event of the optionee's legal incapacity, by his or her guardian or legal representative acting in a fiduciary capacity on behalf of the optionee under state law and court supervision.
(h)    Adjustments. The Committee shall make or provide for such adjustments in the option price and in the number or kind of shares of the Common Stock or other securities covered by outstanding options or available for awards as the Committee in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of optionees that would otherwise result from (a) any stock dividend, extraordinary cash dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation, (b) any merger, consolidation, spin-off, split-off, spin-out, split-

up, separation, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase stock, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding options under this Plan such alternative consideration as it, in good faith, may determine to be equitable under the circumstances. The Committee may require in connection therewith the surrender of all options so replaced, except that in no event shall the Committee substitute such alternative consideration that would disqualify this Plan as an "employee stock purchase plan" within the meaning of Section 423 of the Code.
The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes in its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell or transfer all or any part of its business or assets.
(i)    Rights as a Stockholder. An optionee shall have no rights as a stockholder with respect to any Common Stock covered by his or her option until the option is exercised and the purchase price is paid in full. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date of such exercise, except as provided in Section 6(h) of the Plan.
(j)    Conditions Upon Issuance of Shares of Common Stock. Common Stock shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, related rules and regulations, and the requirements of any stock exchange upon which the shares are then listed, and shall be further subject to the approval of counsel for the Corporation with respect to such compliance. As a condition to the purchase of Common Stock, the Corporation may require the Member to represent and warrant at the time of purchase that the shares are being purchased only for investment and without any present intention to sell or distribute the shares if, in the opinion of counsel for the Corporation, such a representation is required by applicable law.
(k)    Stock Certificate. The shares of Common Stock will be registered in non-certificated form in the name of the Member. Shares transferred to a person pursuant to Section 6(g) following the death of the Member, shall be registered in non-certificated form in the name of such person.
(l)    Transfer of Shares. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Corporation shall deliver the shares purchased by the Member to a brokerage account established for the Member at a Corporation-designated brokerage firm (a “Brokerage Account”). The shares shall be held in the Brokerage Account until the Member sells such shares or transfers them (either electronically or in certificate form) to other accounts or to another brokerage firm.

(m)    Other Provisions. The option agreements authorized under the Plan shall contain such other provisions as the Committee may deem advisable, provided that no such provisions may in any way be in conflict with the terms of the Plan. All Members who participate in an Offering Period shall have the same rights and privileges with respect to the offering under such Offering Period except for differences which may be mandated by local law and which are consistent with Section 423(b)(5) of the Code; provided, however, that Members participating in a subplan adopted pursuant to Section 11 which is not designed to qualify under Section 423 of the Code need not have the same rights and privileges as Members participating in the Plan generally. The Board or the Committee may impose restrictions on eligibility and participation of Members who are officers and directors to facilitate compliance with federal or state securities laws or foreign laws
Section 7.    TERM OF PLAN.
The term of the Plan shall commence with the first Entry Date following the date the Plan is approved by the stockholders as required by Section 9 and shall end upon the earlier of (i) the date on which the maximum number of shares of Common Stock set forth in Section 5 have been purchased under the Plan or (ii) the date as of which the Board terminates the Plan.
Section 8.    AMENDMENT OF THE PLAN.
The Plan may be amended from time to time by the Committee, without further approval of the stockholders, provided that such amendment does not (a) increase the aggregate number of shares of Common Stock that may be issued and sold under the Plan (except that adjustments authorized by Section 6(h) of the Plan shall not be limited by this provision), (b) materially modify the requirements as to eligibility for participation in the Plan, (c) cause options issued under the Plan to fail to meet the requirements applicable to "employee stock purchase plans" as defined in Section 423 of the Code, or (d) cause the transactions under the Plan to cease to qualify as exempt transactions under Rule 16b-3 under the Exchange Act. In addition, any amendment that must be approved by the stockholders of the Corporation in order to comply with applicable law or the rules of the New York Stock Exchange or any other principal exchange on which the Common Stock is then trading, if any, shall not be effective unless and until such approval shall have been obtained.
Section 9.    APPROVAL OF STOCKHOLDERS.
The Plan shall not take effect until approved by vote of the holders of a majority of the total number of outstanding shares of Common Stock present in person or by proxy at a meeting at which a quorum is present in person or by proxy, which approval must occur within the period of 12 months after the date the Plan is adopted by the Board of Directors.
Section 10. CORPORATE TRANSACTIONS.
In the event of the proposed dissolution or liquidation of the Corporation, the Offering Period then in progress will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. In the event of a proposed sale of all or substantially all of the assets of the Corporation, or the merger of the Corporation with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation in accordance with Section 424 of the Code, unless the Board or Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date (the “New Exercise Date”) or to cancel each outstanding option and refund all sums collected from Members during the Offering Period then in progress.